Exhibit 99.1

Wiless Controls Announces Agreement with CITA Industries for the Production and Design Support of its Cellular Gateway

Partnering with Cita Industries gives Wiless access to thirty years of experience in every aspect of fabrication in the electronic device field and will be a factor to reach our goal of global deployment of our M2M “end-to-end” solution.

Montreal, January 7, 2013. Wiless Controls Inc. (OTCBB:IMEK)(the “Company”) is pleased to announce that it has reached an agreement with Cita Industries (“Cita”), http://www.transcell.net/cita/ with facilities in Buffalo Grove, IL and Nanjing, China, for the production of its Cellular Gateway.  Cita will also assist in component sourcing, product design and all support necessary to provide a turnkey product.

The Wiless FCC certified Cellular Gateway is the hub of connectivity and cornerstone of the Company’s Machine-to-Machine (“M2M”) technology ready to be released on a large scale to the markets.  The Wiless Controls platform provides users with the ability to remotely monitor and control assets from anywhere to anywhere in the world utilizing the power of wireless sensors, the Internet and worldwide GSM networks in the burgeoning M2M industry.

Michel St-Pierre, Wiless Controls Inc. CEO stated: “Our R&D team has designed an “end-to-end” solution that is well ahead of the rest of the Machine-to-Machine industry in hardware, software and functionality.  Now is the time for us to reap the rewards of two years of hard work and substantial investment in development and testing our system with potential clients in preparation for a commercial launch.”

“Cita Industries and our parent Transcell Techology, have more than thirty years of experience as a full service contract manufacturer providing every aspect of what is needed to provide turnkey products. We are very pleased to have partnered with Wiless and assure them of our full support to allow them to reach the ambitious goals they have set for themselves.” stated Tom Gulbransen, Director of Business Development at Cita Technologies LLC.

Wiless Controls Inc.: Mission Statement

Wiless Controls is a solution provider of wireless services designed to control and manage the access and use of virtually any asset from “anywhere-to-anywhere” in the world. This is the world of Machine-to-Machine or M2M, the Internet of Things. The Wiless M2M Platform moves information and commands from the source directly to the desktop, helping develop new service offerings, enabling real-time control over assets and open up new markets.
Cita Industries: Mission Statement:

Cita Technologies is a turnkey electronic product manufacturer supporting many brand-name products and successful global businesses. Our mission is to help our selected partners to achieve business success by utilizing our 30+ year of experience of designing and manufacturing highly reliable products in a cost effective way. Cita will also participate in the research and development of next generation M2M technologies with Wiless.